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                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER

               AMENDMENT, dated as of November 29, 1998 (the 'Amendment'), to the Agreement and Plan of Merger, dated as of July 2, 1998 (the 'Merger Agreement'), by and between CCW Acquisition Corp., a Delaware corporation ('Acquisition'), and Centennial Cellular Corp., a Delaware corporation (the 'Company').

               WHEREAS, Acquisition and the Company desire that the Merger Agreement be amended as provided herein;

               WHEREAS, all capitalized terms not otherwise defined in this Amendment shall have the meanings assigned to them in the Merger Agreement;

               NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

          1. Section 1.2(b)(ii) of the Merger Agreement is hereby amended by replacing '$43.50' with '$41.50.'

          2. Section 4.9 of the Merger Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

             Acquisition has received and executed commitment letters each dated November 29, 1998 (together with the exhibits and attachments thereto, the 'Commitment Letters,' and together with any fee letters and any other documents executed in connection therewith and any amendments or supplements thereto permitted under this Section 4.9 being collectively referred to as the 'Financing Documents'), from (i) Merrill Lynch, Pierce Fenner and Smith Incorporated and certain other financial institutions (the 'Lead Agents') pursuant to which they have committed, subject to the terms and conditions set forth therein, to provide Acquisition and certain existing or future subsidiaries of the Company with up to $1.05 billion of financing under available senior secured credit facilities and $310.0 million (plus interest escrow) in aggregate principal amount of financing in the form of senior subordinated notes,
        (ii) WCAS Capital Partners III, L.P. ('WCAS Capital'), pursuant to which it has committed, subject to the terms and conditions set forth therein, to purchase $180.0 million in aggregate principal amount of subordinated notes of the Company (the 'Subordinated Notes') and (iii) Welsh, Carson, Anderson & Stowe VIII, L.P. ('WCAS') pursuant to which it has committed to provide to Acquisition $400.0 million in equity (the 'Equity Contribution') to consummate the Merger, pay the Merger Consideration and pay the related transaction expenses (the financings referred to in clauses (i), (ii) and (iii) above being collectively referred to as the 'Financing'). Such Financing is adequate to pay in full in cash at closing the Cash Merger Consideration together with all fees and expenses of Acquisition associated with the transactions contemplated hereby, and to make any other payments necessary to consummate the transactions contemplated hereby. True and complete copies of the Commitment Letters have been furnished to the Company. Neither Acquisition, WCAS nor their affiliates will terminate, amend, modify or supplement in any respect the terms or conditions of the Financing or the Financing Documents, without the prior written consent of the Company, except to amend or modify in a manner more favorable to Acquisition, WCAS or their affiliates the interest rates relating to the Financing or the terms of the covenants to be in effect following consummation of the Merger, but only to the extent that such amendment or modification will not adversely affect the probability that such Financing will be actually funded, or the timing thereof. Acquisition or WCAS has fully paid any and all commitment fees or other fees required by such Financing Documents to be paid as of the date hereof (and will fully pay any such fees after the date hereof). The Financing Documents are valid and in full force and effect and no event has occurred which (with or without notice, lapse of time or both) would constitute a default on the part of WCAS or Acquisition thereunder or would adversely affect the probability that such Financing will actually be funded. Acquisition will, and will cause its affiliates to, perform all of its obligations under such Financing Documents and satisfy all conditions precedent to the funding thereunder that are within its control and use reasonable best efforts to satisfy all conditions precedent to the funding thereunder that

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        are not within its control. The $400.0 million equity investment of WCAS will be used solely to acquire common stock of Acquisition at a price of $41.50 per share.

        3. Section 8.2(e) of the Merger Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

             (e) Financing. Acquisition shall have obtained the portion of the Financing described in clause (i) of Section 4.9 substantially on terms contemplated by the Financing Documents relating thereto or alternative financing on terms no less favorable than those set forth in such Financing Documents; provided, however, that the condition of this
        Section 8.2(e) shall be deemed to have been satisfied if the failure to obtain such Financing was the result of (i) a failure by Acquisition, WCAS or any of their affiliates to perform any covenant or obligation contained in the Financing Documents or the inaccuracy of any representation or warranty of Acquisition contained therein (other than any representation or warranty made by Acquisition as to the Company's business, operations or financial condition, other than to the extent any such representation or warranty relates to (A) any matter that gives effect to consummation of the Merger or the Financing, (B) any information prepared by Acquisition, WCAS or any of their affiliates regarding the Company's future operations or pro forma financial information, (C) the granting, perfection, maintenance and any other matters in respect of the security interests contemplated in the Financing Documents, (D) any approvals or consents relating to the Financing, (E) any information or reports given to lenders regarding any matters described in clauses (A) through (J) of this Section 8.2(e)(i),
        (F) the authorization, execution and delivery of the documentation relating to the Financing, (G) the use of proceeds from the Financing,
        (H) the solvency of the Company, (I) the corporate structure necessary to give effect to the Financing or (J) year 2000 compliance other than to the extent disclosed in the Company's public filings, (ii) a failure of WCAS to provide the Equity Contribution or a failure by WCAS Capital to purchase the Subordinated Notes, (iii) a failure of Acquisition to accept modifications, amendments, terms or conditions as contemplated under the terms of such Financing Documents or (iv) a breach by Acquisition of its obligations under Section 4.9.

        4. Section 9.1(e) of the Merger Agreement is hereby amended by replacing 'January 31, 1999' with 'March 31, 1999'.

        5. Acquisition undertakes to use its reasonable best efforts to cause the Lead Agents to amend the Financing Documents relating to the portion of the Financing described in clause (i) of Section 4.9 to extend the termination dates thereunder until March 31, 1999, it being understood that reasonable best efforts shall not require Acquisition to accept less favorable terms than those contemplated by the Financing Documents.

        6. The parties acknowledge and agree that, in the event the Merger Agreement is terminated and Acquisition shall have liability thereunder for breach, any damages shall be calculated as if the amendment to Section 1.2(b)(ii) hereto had not been made and the Cash Election Price shall be deemed to be $43.50 for purposes of calculating damages.

        7. Other than as expressly set forth herein, the Merger Agreement is hereby ratified and shall remain unchanged in all other respects.

        8. This Amendment shall be construed in accordance with and governed by the law of the State of Delaware applicable to agreements entered into and to be performed wholly within such State.

        9. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

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     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed by its respective authorized officer as of the day and year first above written.

                                          CCW ACQUISITION CORP.

                                          By: /s/ Anthony J. Denicola
                                            ____________________________________
                                            Name:
                                            Title:



                                          CENTENNIAL CELLULAR CORP.

                                          By:
                                            ____________________________________
                                            Name:
                                            Title:

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     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed by its respective authorized officer as of the day and year first above written.

                                          CCW ACQUISITION CORP.

                                          By:
                                            ____________________________________
                                            Name:
                                            Title:

                                          CENTENNIAL CELLULAR CORP.

                                          By: /s/ David Z. Rosensweig
                                            ____________________________________
                                            Name: David Z. Rosensweig
                                            Title: Secretary

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